ASSIGNMENT OF CONTRACT

This Assignment of Contract (the "Assignment") is made and effective September 24, 2010,

BETWEEN:	DuraRock Resources, Inc., (the "Assignor"), a corporation organized and existing under the laws of the state of Nevada, with its head office located at:

2101 Arrowhead Dr.
Suite 101
Carson City, NV 89706

AND:	Steele Resources, Inc., (the "Assignee"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at:

3081 Alhambra Dr. Suite 208 Cameron Park, CA 95682

FOR THE VALUE SETFORTH IN THE ASSET PURCHASE AGREEMENT OF EVEN DATE, the undersigned Assignor hereby assigns, transfers and sets over to Assignee all rights, title and interest held by the Assignor in and to the Mineral Lease Agreement ("Contract") between Randall Stoeberl and DuraRock Resources, Inc. dated July 19th, 2010 (Exhibit A).

1. TERMS

a. The Assignor warrants and represents that the Contract is in full force and effect and is fully assignable.

b. The Assignee hereby assumes and agrees to perform all the remaining and executory obligations of the Assignor under the Contract and agrees to indemnify and hold the Assignor harmless from any claim or demand resulting from non-performance by the Assignee.

c. The Assignor warrants that the Contract is without modification, and remains on the terms contained in the Contract

d. The Assignor further warrants that it has full right and authority to transfer said Contract and that the contract rights herein transferred are free of lien, encumbrance or adverse claim.

e. This assignment shall be binding upon and inure to the benefit of the parties, their successors and assigns.

2. CONDITIONS TO ASSIGNMENTS

a. The sale and purchase of the Purchased Assets shall be conditional upon the release of all existing third party liens on the Purchased Assets and shall be effective upon the date of such release (the "Effective Date") which shall be no later than September 30, 2010, failing which this Agreement shall become null and void, the Purchase Price shall be returned to the Purchaser and the Purchased Assets shall be returned to the Seller. In such a case, no party shall be entitled to any compensation other than the return of the Purchase Price and Purchased Assets.

Assignment of Contract	Page 1 of 2

3. LESSOR APPROVAL

a. Attached hereto as "Exhibit B" is the approval of assignment by Randall Stoeberl, the Lessor.

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first above written.

ASSIGNOR	ASSIGNEE

/s/ David McClelland	/s/ A. Scott Dockter
Authorized Signature	Authorized Signature

David McClelland	A. Scott Dockter, President / CEO
Print Name and Title	Print Name and Title

Assignment of Contract	Page 2 of 2

MINERAL LEASE AGREEMENT

THIS MINERAL LEASE AGREEMENT ("Agreement") is made effective as of the 19th day of July 2010 ("Effective Date"), between Randall Stoeberl, an individual with legal ownership of the Premises described herein, Lessor, and Durarock Resources, Inc., a Nevada corporation, Lessee.

RECITALS

A.           Lessor is the owner of certain unpatented mining claims described in Exhibit "A" attached hereto, which claims are located in Churchill County, Nevada (the "Premises").

B.           Lessee desires to lease the interests of Lessor in the Premises upon the terms and conditions herein set forth.

D.           Lessor desires to lease his interests in the Premises to Lessee upon the terms and conditions herein set forth.

AGREEMENT

FOR AND IN CONSIDERATION of the payments herein required, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee (the "Parties" and individually a "Party") agree as follows:

1. GRANT OF LEASE RIGHTS

A.           Grant of Lease. Lessor hereby leases exclusively to Lessee and its successors and assigns all of Lessor's interest in and to all minerals (hereafter the "Mineral Substance") except for and excluding all oil, gas, oil shale and other hydrocarbons (liquid or gaseous), coal and geothermal resources, of every nature and kind (hereinafter "Reserved Substances") beneath the surface of, within, or that may be produced from the premises.

B.           Rights of Lessee.  Lessee shall have the following rights in respect of the Premises:

i.           Mining and Access Rights. Subject only to any limitations imposed by federal, state and local regulations, the free, unrestricted and uninterrupted right of access, ingress and egress to the Premises over existing roads or alternate routes approved by Lessor and the right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing, mining (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), extracting, milling, smelting, refining, stockpiling, storing, processing, removing and marketing there from all ores, metals, minerals, mineral products (including intermediate products) and materials of every nature or sort, and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulage ways, utility lines, reservoirs and water courses, and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted under this Agreement.  Lessee shall have sole and exclusive custody, possession, ownership and control of all ore, rock, drill core and other Mineral Substances extracted or removed from the Premises and may sell or otherwise dispose thereof.  In the exercise of such rights, Lessee shall be subject only to compliance with applicable statutes, rules, regulations and the terms of this Agreement. These rights are also granted and may be utilized for the purpose or in the course of carrying on exploration, development or mining operations on any other properties in which Lessee may have or acquire any right or interest, provided Lessor assents to the same.

ii.           Cross Mining. The right, if Lessee so desires, to mine and remove any Mineral Substances existing on, in or under the Premises through or by means of shafts, openings or pits which may be sunk or made upon adjoining and nearby properties, and the right to store any Mineral Substances from the Premises upon any such properties. In addition, Lessee may use the Premises for any shafts, openings, pits and storage areas sunk or made for the mining, removal and/or stockpiling of any Mineral Substances from any adjoining or nearby properties. Mineral Substances taken from the Premises shall at all times be kept entirely separate and distinct from any other ore or concentrated product until the same are measured and sampled so that the rights of Lessor shall be at all times preserved and protected

iii.           Commingling. The right to commingle ore removed from the Premises or products derived therefrom after treatment, with other ore or products, before or after concentration or beneficiation, so long as the data necessary to determine the weight, grade, and recoverability of both the ore removed from the Premises or products derived therefrom and the ore or products with which it is commingled are obtained by Lessee.  Lessee shall then use that data to determine Lessor’s interest in minerals, metals and/or other products extracted from ores or products so mixed.  Such data and determinations shall be acquired and completed in accordance with generally accepted industry practices.

iv.           Deposit of Waste Materials. The right to temporarily or permanently deposit on or off the Premises tailings, waste rock, overburden, surface stripping materials, process solutions, and all other materials originating from the Premises or from adjoining or nearby properties, even if the sole use of the Premises may be for the placement of such materials subject to any and all reclamation as required by state and Federal statutes and regulations, including but not limited to providing access for livestock and seeding.

v.           Treatment. The right, at Lessee's election and in any manner it deems fit, to beneficiate, concentrate, process, smelt, refine, and otherwise treat on or off the Premises any
Mineral Substances taken from the Premises or from adjoining or nearby properties by any physical or chemical method or methods. In exercising this right, Mineral Substances may be removed to a plant or plants existing, established or maintained upon the Premises or elsewhere.

vi.           Water Rights. The right to use any of Lessor's water rights on, about, under or appurtenant to the Premises or to which the Premises are riparian to facilitate the exploration, mining and processing rights granted in this Agreement sufficient to approval of the Lessor which will not unreasonably be withheld if said use does not materially interfere with their livestock use of the area.

vii.           Area Of Influence.  Lessee has agreed to an Area Of Influence of 0.5 miles around the mining claims described in Exhibit “A”.  Said Area Of Influence is described in Exhibit “B” attached.  Lessor has no legal rights of any sort, nor is it part of any agreements made between Lessee and any other individual or group, nor does Lessor have any claim on any mining claims staked, leased or purchased by Lessor within the area of influence with the exception of royalty payments described herein in section 3B.

2. TERM

A.           Term.  The term of this Agreement shall commence as of the Effective Date and shall continue for a period of ten years thereafter unless sooner terminated in the manner herein provided. If at the end of said ten-year period Lessee is engaged in Mining Operations (as defined below), the term of this Agreement shall automatically continue for so long thereafter as Lessee continues to be engaged in Mining Operations.

B.           Definition of Mining Operations.  For purposes of this Agreement "Mining Operations" shall include, but shall not be limited to, development, extraction, processing, leaching or sale of ores, concentrates or derivatives retrieved through leaching of ores, produced from the Premises. Activities off the Premises shall constitute Mining Operations when they are conducted in connection with an integrated mining operation involving the Premises and other properties in which Lessee holds an interest. Development includes activities, including permitting, carried on diligently and in good faith preparatory to commencing or resuming operations at a mine. Lessee shall be deemed to be actively engaged in Mining Operations so long as all such operations, once begun, do not cease for a period of more than 365 consecutive days. In the event Lessee is actively engaged in Mining Operations at the end of the primary term but at any time is unable to obtain a satisfactory market or a satisfactory price for Mineral Substances and as a result suspends mining, processing or marketing operations from time to time, then Mining Operations shall not be deemed to have ceased and this Agreement shall not expire or terminate provided that Lessee notifies Lessor of such loss of market or inability to obtain a satisfactory price and diligently attempts to market Mineral Substances at a satisfactory price and recommence operations. Mining Operations shall not be deemed to have ceased if once begun they are interrupted through Force Majeure in accordance with Section 8.  If Mining Operations have not commenced at the end of the primary term because of Force Majeure conditions, the primary term shall be extended until such Force Majeure conditions cease.

C.           Continuation of Use.  If, at the end of the primary or extended term, Lessee is not conducting or has ceased Mining Operations, but is utilizing the Premises in support of Mining Operations on other lands, then this Agreement shall continue in force as to the lands subject to such uses and such expansions thereof as may reasonably be contemplated, as designated in good faith by Lessee, and the payment provided in Section 3.A shall be rental for such uses.

3. PAYMENTS TO LESSOR

A.           Rental.  As initial consideration for the lease rights granted herein, Lessee shall pay to Lessor Twenty Five Thousand Dollars ($25,000.00).  Annual payment for each subsequent year is as follows:

Second Year:	$25,000.00
Third Year:	$30,000.00
Fourth Year:	$40,000.00
Fifth Year:	$50,000.00

The payments made above shall be deductible as a credit against production royalties payable to Lessor pursuant to Section 3.B.

B.           Production Royalty.  When Lessee commences production of ores, minerals or materials from the premises, Lessee shall pay to Lessor a production royalty of 3% of the Net Smelter Returns (NSR) received by Lessee from the sale of said ores, minerals or materials, from the Premises. Lessor may buy out the Lessee’s Production Royalty at a rate of One Million Dollars ($1,000,000.00) per Royalty percentage, with the Lessee retaining One Percent (1%).

(1)           If Lessee sells refined gold or silver, Lessee will be deemed to have received proceeds from the sale thereof equal to the number of ounces of refined gold or silver outturned to Lessee's account during the calendar quarter multiplied in the case of gold by the average daily London Bullion Brokers P .M Gold Fixing during such calendar quarter and in the case of silver by the average of the daily Engelhard industrial bullion price for silver during the calendar quarter.  The average price for a calendar quarter shall be determined by dividing the sum of all daily prices posted during the calendar quarter by the number of days that prices were posted.  The posted price shall be obtained from the Wall Street Journal, Reuters, E&MJ or other industry-accepted source.  If a posted price referenced above becomes no longer available, Lessee shall, acting reasonably, select an alternative posted price that closely approximates such original posted price. Lessee shall have the right to market and sell to third parties refined gold and silver in any manner it chooses, including the sale of such refined gold and silver on the commodity market. In this regard, Lessor shall have no right to participate in any gains and/or profits or obligation to suffer any losses accruing to Lessee as a result of forward sales, options trading, commodities futures trading or similar transactions.

(2)           Charges to be deducted from proceeds in determining Net Smelter Returns

(a)           all costs, charges and expenses paid or incurred by Lessee for treatment in the smelting and refining processes (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions);

(b )           all costs, charges and expenses paid or incurred by Lessee for transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of Mineral Substances from the Premises to the place or places of treatment and thence to the place or places of sale;

(3)           Royalties shall accrue quarterly (based on calendar quarters) and shall become due and payable by Lessee prior to the end of the month following the end of each quarter.  Royalty payments shall be accompanied by pertinent information in sufficient detail to explain the calculation of the royalty payment.

(4)           All statements for royalties rendered to Lessor by Lessee during any quarter shall conclusively be presumed to be true and correct after one year following the end of such quarter unless within said one-year period Lessor takes written exception thereto and makes a claim on Lessee for adjustment. No adjustment favorable to Lessee shall be made unless it is made within the same prescribed period.

(5)           Lessor, upon notice in writing to Lessee and utilizing a designated representative, shall have the right to audit Lessee's accounts and records relating to the payment of the royalty for any calendar quarter within the one-year period following the end of such calendar quarter; provided.  However, the making of any audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in the paragraph above.  All audits shall be conducted by Lessor at the office of Lessee where the relevant books and records are maintained and such audit shall be conducted during normal business hours.

C.           Place and Allocation of Payment. All payments shall be made and allocated in accordance with the provisions of Section 9 below.

D.           No Royalty on Test Materials. Lessee shall have the right to mine and market amounts of Mineral Substances reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the mineral potential of the Premises without incurring any obligation to make production royalty payments.

4. TITLE MATTERS

A.           Representations and Warranties. Lessor covenants and warrants to Lessee, which covenants and warranties shall survive termination of this Agreement, as follows:

(1)           Lessor warrants, to the best of his knowledge and belief, there are no claims, actions, suits or proceedings pending or threatened on account of or as a result of ownership of the real property which, if adversely determined, would prevent or hinder the conditions contained in this Agreement.

(2)           Lessor warrants, to the best of his knowledge and belief, he has good and merchantable title to the mining claims as set out in Exhibit “A”, except for reservations and exceptions made by previous owners, including any reservations contained in patents issued by the United States of America or the State of Nevada and that Lessee has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to any parties in any of the property and no person or other entity has any right to possess in their occupancy of any portion of the property.  Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to create an obligation on the part of the owner to take any title clearative action whatsoever, including, but not limited to, corrections to remove reservations, restrictions, restrictive easements, easements or rights-of-way of record as may exist to the date hereof.

(3)           Lessor warrants that he has no knowledge of violation of law or ordinance with respect to the use of ownership of the property.

(4)           Lessor is duly organized and in good standing under the laws of the State of Nevada and has full right, power and capacity to enter into this Agreement under the terms set forth herein.

(5)           Lessee shall have quiet and peaceable possession of the Premises.

(6)           Lessor has no knowledge or information indicating that any reclamation obligations for prior operations on the Premises are unsatisfied.

B.           Title Defects, Defense and Protection. Lessee may at any time cause a title search to be made covering all or any part of the Premises.  Lessor shall provide Lessee with any abstracts and other evidences of title in Lessor’s possession or control.  If, (1) in the opinion of Lessee, Lessor’s title to all or any part of the Premises is defective or less than as represented in Section 4.A; or (2) Lessor’s title is contested or questioned by any person or entity and Lessor is unable or unwilling to promptly correct the alleged defects, Lessee may, without obligation and without waiver of any remedies of Lessee, attempt to perfect or defend Lessor’s title. In that event, Lessor shall cooperate as reasonably necessary to assist Lessee in its efforts to perfect or defend Lessor’s title, time being of the essence.  Any improvement or perfection of title to the Premises shall inure to the benefit of Lessee in the same manner and to the same extent as if such improvement or perfection had been made prior to the execution of this Agreement.

C.           Lesser Interest.  If Lessor’s' mineral ownership interest in any of the Premises from which production is made is less than 100%, then the production royalty payable pursuant to Section 3.B shall be payable only as to the share of production that is attributable to Lessor’s actual mineral ownership interest in the portion of the Premises from which such production is made.  Such reductions in payments shall not waive or eliminate any other rights or remedies Lessee may have in connection with the extent of Lessor's actual mineral interest in the Premises.  This lesser interest shall not apply to the payments payable pursuant to Section 3.A.

5. OBLIGATIONS OF LESSEE

A.           Outstanding Mineral Interests.    Lessee has conducted a mineral review of the Premises described in Exhibit "A" and is aware Lessor’s' mineral interest in the above described lands.

B.           Protection from Liens.  Lessee shall keep title to the Premises free and clear from any liens, claims and encumbrances (other than liens for taxes not yet due and delinquent) arising from its operations hereunder. Lessee shall pay for all labor performed upon or material furnished to the Premises at the request of Lessee and shall keep the Premises free and clear from liens of mechanics or materialmen in connection with services performed and material supplied at Lessee's request. Lessee shall, however, have the right in good faith to contest the validity of any lien, claim or liability and shall not be required to remove any such lien, claim or liability so long as Lessee is contesting the validity or the amount thereof. The foregoing provisions shall not restrict Lessee from placing a mortgage, trust deed or other lien upon its interest in the Premises for financing purposes.

C.           Indemnification.  Lessee shall protect Lessor against any damages arising out of Lessee's operations on the Premises and shall indemnify Lessor against liability resulting from Lessee's operations on the Premises; provided, however, that any act or omission by Lessor or any agent acting on its behalf, or any breach of warranty by Lessor, shall not have been a contributing cause to the event giving rise to any such damages.

D.           Taxes and Assessments.  Except as provided below, Lessee shall pay promptly before delinquency all taxes and assessments that may be assessed during the term of this Agreement upon the Premises resulting from Lessee's activities and products derived therefrom.  This includes all assessments payable to maintain the integrity of the mining claims, on an annual basis, due and payable to Churchill County or The Bureau Of Land Management.  Claim posts and boundaries will be maintained in a reasonable and workmanlike manner.  Lessee will defend the rights of Lessor with respect to other individuals that prospect or overstake Lessor’s mining claims.  However, Lessee shall always have the right to contest, in the courts or otherwise, either in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay such taxes or assessments.  Notwithstanding the foregoing, Lessee shall not permit any part of the Premises to be conveyed and title lost as the result of nonpayment of such taxes and assessments. Lessee shall provide Lessor with copies of all receipts evidencing payment of such taxes and assessments.  If Lessor should receive tax bills or claims that are the responsibility of Lessee, Lessor shall promptly forward such bills or claims to Lessee for appropriate action.  Lessee shall pay the above-referenced taxes that are assessed from the Effective Date of this Agreement to its date of termination.  Nothing in this paragraph shall be construed to obligate Lessee to pay that portion of any tax based upon an assessment of improvements or structures made or placed on the Premises by Lessor. Lessee shall not be liable for any taxes levied on or measured by Lessor's income or based upon payments made to Lessor by Lessee under this Agreement.

D.           (1)           Upon signing of this agreement, Lessee shall file and pay all fees for all claim notices associated with the Premises with the Bureau of Land Management and Churchill County for the 2008 Assessment year.

E.           Compliance with Laws and Regulations.   Lessee shall perform all of its operations on the Premises in compliance with all applicable federal, State and local laws and regulations pertaining to environmental protection, reclamation and bonding.  Specifically, Lessee shall comply with all permitting and other regulatory requirements set forth by the U.S. Bureau of Land Management, the U.S. Forest Service, the U.S. Environmental Protection Agency, the Nevada Department of Environmental Protection, and any other regulatory authority having rightful jurisdiction in the conduct of exploration, development and production operations on the Premises, including without limitation, requirements applicable to the plugging of drill holes and reclaiming, re-contouring and re-seeding of drill pads, trenches, access roads and other disturbances.  Lessee shall have no obligations with respect to prior operations or preexisting conditions on the Premises. The indemnification obligations of Lessee pursuant to Section 5.B shall specifically be applicable to all of Lessee's environmental obligations. The obligations of Lessee under this Section 5.D shall survive termination of this Agreement.

F.           Cooperation with Ranching Operations.  In exercising its rights hereunder, Lessee shall use reasonable efforts to avoid interfering with ranching operations on the Premises and immediately vicinity.  Such efforts shall include, but not be limited to the following:

(1)           Location of roads.

(2)           Control of dust conditions on the roads which are causing damage to livestock forage whether such roads are on or off the leased lands but within the grazing area of use.

(3)           Fencing of areas which create a hazard for livestock use together with the gates and cattle guards as may be requested by Lessor.

(4)           Placement of culverts at road crossings and watercourses and drainage to insure natural stream flow and drainage.

(5)           Reimbursement to Lessor for the full market value for all livestock killed or injured by activities of the Lessee.

(6)           Placement of livestock waters comparable to those now use in the event existing stockwater sources are damaged or inaccessible to livestock and such use adversely effects the customary grazing of livestock in the area.

(7)           Remediation of any noxious weeds introduced by its activities on the premises.

G.           Lessor's Right to Inspect.  During the term of this Agreement Lessee shall allow Lessor and representatives of Lessor, at their sole risk and expense, access to the Premises for the purposes of viewing or inspecting Lessee's operations, at times which, in Lessee's discretion, do not unreasonably interfere with its operations.  Lessor and Lessor’s representatives agree to indemnify, protect, save and hold harmless Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates from and against any and all losses, costs, damages, expenses, attorney fees, claims, demands, liabilities, suits and actions of every kind and character that may be imposed upon or incurred by Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents or corporate affiliates on account of, or arising directly or indirectly from, Lessor’s rights under this Section 5.E.  Lessor acknowledges and agrees that information obtained pursuant to this Section 5.E shall be subject to the confidentiality provisions set forth in Section 10 hereof.

H.            Delivery to Data.  Upon termination of this Agreement, Lessee shall furnish Lessor, within a reasonable time and without warranty or liability, one set of copies of all available data generated from work by or for Lessee on the Premises. Such data is to include, but not necessarily be limited to, geochemical and assay data; sample maps; geologic maps, cross sections and reports; geophysical maps, cross sections and reports; and drill logs. Lessee shall authorize and permit Lessor to take possession of any available drill core, drill cuttings, rejects and pulps derived from the Premises whether or not such materials are stored on the Premises.  Lessee shall have no liability to Lessor or any third party for lack of availability or poor condition of any such cores or samples or for any deficiencies in the accuracy, reliability or completeness of any information and data furnished to Lessor.  Lessor shall assume all risks stemming from reliance upon such data by itself and by third parties after disclosure thereof by Lessor and shall indemnify and hold harmless Lessee as to any claims made by such third parties.

I.            No Obligation to Mine. Nothing in this Agreement shall impose any obligation or covenant, express or implied, upon Lessee to conduct any exploration, development or mining operations upon the Premises, it being the intent of the Parties that Lessee shall have sole discretion to determine the technical and economic feasibility, timing, method, manner and rate of conducting any such operations. Only the express duties and obligations provided under this Agreement shall be binding upon Lessee. The nature, manner and extent of all exploration development, mining and other operations, if any, shall be matters to be determined solely within the discretion of Lessee.

J.           Exploration.  Lessee shall conduct exploration activity in a professional manner and to the best of its ability in an effort to advance the property forward.  An annual report will be submitted by the Lessee to the Lessor outlining the work conducted on the property.  This report should include geologic maps, geochemical surveys, drill logs, drill hole location maps, assay reports and any other data collected from the Premises.  Lessee shall also provide Lessor with an accounting of the expenditures made to evidence satisfaction of this obligation.

6. TERMINATION

A.           Termination by Lessor.   In the event Lessor considers that Lessee has not complied with any obligation hereunder, Lessor shall notify Lessee setting out specifically in what respect it is claimed that Lessee has breached this Agreement. If the alleged breach is not cured within 60 days after notice is given of default for failure to make a required cash payment or 90 days after notice is given of any other default or if Lessee has not within that time either commenced to cure the alleged breach (other than a breach for non-payment) and does not thereafter diligently complete such cure, or challenges the legitimacy of the allegation, Lessor may terminate this Agreement by delivering to Lessee written notice of such termination; provided, however, that in the event Lessee challenges the legitimacy of the allegation Lessee may give written notice to Lessor within such 30-day or 60-day period setting forth such fact. If Lessor gives written notice within 15 days of Lessee's notice that Lessor rejects Lessee's position then this Agreement shall not be terminable by Lessor until there is a final judicial determination by a court of competent jurisdiction that a default exists and shall not be terminated thereafter if Lessee shall satisfy such judgment within 30 days following its entry (or if an appeal of such judgment is taken following its affirmance by the highest court to which such an appeal is made).  Failure of Lessor to give such notice shall constitute agreement by Lessor that Lessee is not in default.  Lessor shall not be entitled to terminate this Agreement for any default which by its nature is not retroactively curable if Lessee has used its best efforts to cure such a default to the extent practical or if Lessee has paid Lessor’s' damages for such default where damages are an appropriate remedy. Lessor shall have no right to terminate this Agreement except as expressly provided in this Section 6.A, and termination of this Agreement shall be the sole remedy of Lessor.  Neither the service of any notice nor the performance of any acts by Lessee intended to meet any such alleged breach shall be deemed an admission or presumption that Lessee has failed to perform all of its obligations under this Agreement.

B.	Termination by Lessee. Lessee shall have the right to terminate this Agreement at any time with respect to all or any part of the Premises by giving Lessor written notice of such termination.  Partial termination shall not cause a reduction in the payments prescribed in Section
3.A.  Upon such termination, all right, title and interest of Lessee under this Agreement shall terminate with respect to the Premises affected. Lessee shall be relieved of all further obligations set forth in this Agreement as to the Premises affected except those obligations, if any, which have accrued prior to such termination. Any taxes, assessments and governmental charges for which Lessee was responsible prior to termination shall be prorated as of the termination date.

C.           Release.  Following termination of this Agreement as to all or a part of the Premises, Lessee shall promptly deliver to Lessor a fully executed release of this Agreement in recordable form, as to those of the Premises that are affected.

D.           Reclamation: Removal of Property.  Upon termination of this Agreement, Lessee shall have a continuing right to enter upon the Premises to complete required reclamation. Lessee shall within one year after the date of termination remove from the Premises all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon except foundations of a permanent nature, supports, track and pipe placed in shafts, drifts or openings in the Premises.  Any property of Lessee not removed by the end of this one-year period shall become the property of Lessor; however, Lessee does not warrant the condition or safety of any such property.  Lessee shall have the right to keep a watchman on the Premises during this one-year period.

7.  LIENS

In the event that Lessor fails to promptly pay, when due, taxes, mortgages or other liens levied against the Premises and payable by Lessor, Lessee shall have the right (but shall not be obligated) to pay such past due amounts and, if Lessee does so, Lessee shall be subrogated to all the rights of the holders thereof and Lessor shall reimburse Lessee for all such payments and for all related costs and expenses paid or incurred by Lessee (including, without limitation, related attorney fees) within three months after the same are paid or incurred by Lessee. Any payments due Lessor under this Agreement may be credited by reimbursements due Lessee under this Section. The provisions of this Section shall survive termination of this Agreement.

8. FORCE MAJEURE

Lessee shall not be liable for failure to perform any of its obligations, other than making payments due under Section 3, during any period in which performance is prevented, in whole or in part, by causes herein termed Force Majeure. For purposes of this Agreement, the term "Force Majeure" shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, sinkholes, earthquakes and drought; laws, rules, regulations, orders, directives and requests of governmental bodies or agencies; delay, failure or inability of suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; judgments or orders of any court or agency; inability to obtain on reasonably acceptable terms or in reasonably acceptable time any public or private licenses, permits or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or future violation of federal, state or local environmental standard; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; or any other cause whether similar or dissimilar to the foregoing, except for the inability to meet financial commitments. If Lessee desires to invoke the provisions of this Section, Lessee shall give notice of the commencement of the circumstances giving rise to such Force Majeure. The time for discharging Lessee's obligations with respect to the prevented performance, or the time within which Lessee must undertake or complete any activity, shall then be extended for the period of Force Majeure.

9. NOTICES AND METHODS OF MAKING PAYMENTS

A.            Notices.  Any required notice or communication shall be in writing and shall be effective when personally delivered (including delivery by express courier service) to the following addresses, or when addressed as follows and deposited, postage prepaid, in the United States mail for certified delivery:

If to Lessor:	Randall Stoeberl, dba RSgold
331 Fairgrove Drive
Spring Creek, NV 89815

If to Lessee:	Durarock Resources, Inc.
2101 Arrowhead Dr.
Suite 101
Carson City, NV 89706

Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

B.           Any payment required to be made by Lessee to Lessor may be made in cash or by check, in the sole discretion of Lessee, and may be delivered personally or deposited in the United States mail, postage prepaid and registered or certified, return receipt requested.

C.           Payments After a Transfer of Interest. In the event payments should be made to other parties because of any transfer of the interest of any of the entities constituting Lessor, payments tendered to Lessor's designated agent, or to the party making the transfer if only one party constitutes Lessor, shall conclusively be deemed payment to the transferee until Lessee receives notice and evidence satisfactory to it from both the agent (if applicable) and the transferor that the transferor's interest has been transferred and that payments should be made to the transferee or the transferee's designated agent.

10. CONFIDENTIALITY

Lessor shall not, without the express written consent of Lessee not to be unreasonably withheld, disclose any information concerning the terms of this Agreement (excepting the Memorandum of Mineral Lease Agreement described in Section 11.F) or operations conducted under this Agreement (except information and data that is generally available to the public), nor issue any press releases concerning such information.  However, if Lessor contemplates transferring its interest to a third party, it shall have the right to disclose such information to that party if it first obtains an agreement in writing from such third party, satisfactory to Lessee after review in advance, providing that the third party shall hold confidential the information furnished to it.

11. MISCELLANEOUS

A.           Cooperation by Lessor.  Lessor shall execute all documents and otherwise cooperate with Lessee as needed in connection with the conduct of operations on the Premises, including the acquisition of governmental permits, post-mining reclamation approvals, water rights, and other rights and privileges related to the conduct of operations on the Premises and reclamation thereof.  In that regard, Lessor agrees not to protest, challenge or otherwise oppose any water right or operational permit filings that Lessee may make to facilitate operations or proposed operations on or in connection with the Premises if, in the opinion of Lessor, any such water right or permit filing does not adversely effect Lessor's livestock operation or water rights presently held by Lessor.

B.           Sharing of Data by Lessor.   Lessor shall, upon execution of this Agreement, provide or make available to Lessee any available technical and title information and drill core and other samples (such as cuttings, pulps, drill logs, assay results, feasibility reports, etc.) concerning the Premises that are in Lessor's possession or control. Similarly, Lessor shall, as soon as possible, provide or make available to Lessee any such information and samples that Lessor may acquire subsequent to the execution of this Agreement, whether obtained personally or from third parties.

C.           Relationship of the Parties. Nothing contained herein shall be deemed to constitute either Party, in its capacity as such, the partner, agent or legal representative of the other Party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever.  Except as expressly provided in this Agreement, each Party shall have the free, unrestricted and independent right to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Premises or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein.

D.           Transfers. Lessor and Lessee and their respective successors shall have the right to assign or otherwise transfer their respective interests in this Agreement in whole or in part provided that the transferee agrees in writing to assume all, or a portion of all if applicable, obligations of Lessor or Lessee hereunder, as the case may be.  No such transfer shall be effective against the non-transferring Party until that Party receives written notice of the transfer in accordance with Section 9.

E.           Binding Effect.  Subject to the provisions of Section 11.D above, the provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors and assigns.

F.           Memorandum of Agreement.  Upon execution of this Agreement, the Parties shall also execute a short form of this Agreement (the "Memorandum of Mineral Lease Agreement"), which shall be recorded in the office of the Humboldt County Recorder. The execution and recording of the Memorandum of Mineral Lease Agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interests or obligations of the Parties.

G.           Construction of Agreement.  This Agreement and its Exhibit constitute the entire understanding of the Parties with respect to the Premises, all previous agreements, promises, representations, negotiations, writings and understandings between the Parties concerning the Premises being expressly rescinded.  Except for obligations of good faith and fair dealing, there are no terms or conditions, express or implied, other than herein stated.  This Agreement shall be subject to all valid and applicable provisions of statutory or common law, rules and regulations.  Should this Agreement or any of its provisions or operations be found to be contrary to any such valid law, rule or regulation, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly.  Subject to the preceding sentence, no modification or alteration of this Agreement shall be effective unless made in writing and executed by the Parties with the same formality as this Agreement Wherever the term "including" is used herein, it shall be deemed to mean "including without limitation, " and wherever the phrase "shall include" is used herein, it shall mean "shall include without limitation. "

H.	Headings. The headings used herein are for convenience only and shall be disregarded in construing and enforcing this Agreement.

I.           Multiple Counterparts. This Agreement may be executed in multiple counterparts and all counterparts taken together shall be deemed to constitute one and the same document

J.           Rule Against Perpetuities. The Parties do not intend nor desire for this Agreement to violate the common law Rule Against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land. If any provision of this Agreement does or would violate the Rule Against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land, then this Agreement shall not be deemed void or voidable. but shall be interpreted in such a way as to maintain and carry out the Parties' objectives to the fullest extent possible by law.

K.            Applicable law.  This Agreement shall be construed, interpreted and governed by the laws of the State of Nevada.

L.           Attorney Fees. In the event either Party brings any action or proceeding for damages or equitable relief against the other Party for an alleged breach or default of any provision of this Agreement to recover monies due or to enforce, protect or establish any right or remedy of either Party under this Agreement, the prevailing Party shall be entitled to recover as a part of such action or proceeding reasonable attorney fees and court costs.

M.           Disputes. Disputes or differences between the Parties shall not interrupt performance of this Agreement or the continuation of operations hereunder, In the event of any dispute or difference, operations may be continued and payments may be made hereunder in the same manner as prior to such dispute or difference.  In case of suit, adverse claim, dispute or question as to the ownership of the Premises or production royalties, or any interest therein. Lessee may, in its sole discretion, deposit the payment (or the portion of the payment in dispute. if less than the whole payment is in dispute) into an escrow account and Lessee shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally disposed of.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth in the acknowledgments below, but effective as of the Effective Date.

LESSOR:

Randall Stoeberl, dba RSgold

By: /s/ Randall Stoeberl
Randall Stoeberl

LESSEE

Durarock Resources, Inc., a Nevada Corporation

By: /s/ Scott Dockter
SCOTT DOCKTER, President

STATE OF NEVADA __________ )
) SS.
COUNTY OF HUMBOLDT _____   )

On this  day of  , 20____, personally appeared before me, a Notary Public, Randall Stoeberl,  who acknowledged that he executed the above instrument on behalf of said partnership.

NOTARY PUBLIC

STATE OF California)
) SS.
COUNTY OF El Dorado)

On this 20th day of July, 2010, personally appeared before me, a Notary Public, SCOTT DOCKTER, President of Durarock Resources, Inc., who acknowledged that he executed the above instrument on behalf of said corporation.

{Notary Stamp}

NOTARY PUBLIC

Exhibit "A"
The Premises

N
S
W
E
US HWY 50
Winnemucca
Wells
Lovelock
Reno
Fallon
Austin
Drumm Canyon Project
Las Vegas
DuraRock Resources
Building Wealth Through Resources
Fairview Hunter Claims
Highway
Elevation (100' Contours)
Scale 1:24,000
0
500
1,000 Meters

Figure 1: Property location map / claim map

2